FOR IMMEDIATE RELEASE

McCormick Appoints Anne Bramman to Board of Directors
HUNT VALLEY, Md., January 21, 2020 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that Anne Bramman, Chief Financial Officer (CFO) of leading fashion retailer Nordstrom, Inc., has been appointed to the Board of Directors of McCormick effective January 21, 2020.

Ms. Bramman has an extensive financial and leadership background in a variety of industries including retail, packaging, hospitality and oil and gas. As CFO of Nordstrom, she serves as a member of the Executive Team supporting all facets of the company’s financial operations including financial planning, reporting, investor relations, treasury, tax, internal audit, real estate, credit, business development and strategic sourcing. Ms. Bramman is focused on improving the customer experience while driving productivity and continuing operational discipline with the ultimate objective of delivering total shareholder return.
Prior to joining Nordstrom in 2017, Ms. Bramman served as Senior Vice President and CFO at Avery Dennison, a $6 billion global adhesive manufacture and distributor. She was also Senior Vice President and CFO at Carnival Cruise Lines. Prior to Carnival, she held various leadership roles with specialty retailer L Brands, Inc., where she served as Vice President of Finance for Victoria Secret stores, Corporate Vice President/Assistant Treasurer of Mergers, Acquisitions and Capital markets and Senior Vice President and CFO for the Henri Bendel brand. Ms. Bramman has also held management roles at THQ, FedEx Kinko’s, BP and Andersen LLP.

Lawrence E. Kurzius, Chairman, President and CEO of McCormick commented, “Ms. Bramman brings an exciting new background to the Board in digital e-commerce and online retail shopping. Her strong financial history of driving growth and productivity as CFO for several major companies with leading brands make her a great fit for McCormick. I look forward to working with Anne and the rest of the Board on our continued path of delivering top tier financial performance.”

Ms. Bramman received a Bachelor of Business Administration from Texas Christian University in 1989 and a Master of Business Administration from the University of California Los Angeles in 1998.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor.  With $5.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.  Every day, no matter where or what you eat, you can enjoy food flavored by McCormick.  McCormick Brings the Joy of Flavor to Life™.
For more information, visit www.mccormickcorporation.com.
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For information contact:

Corporate Communications:
Lori Robinson (410-527-6004 or lori_robinson@mccormick.com)